                                                                    Exhibit 4.16


PAYMENT OF THIS NOTE IS SUBORDINATED SUBJECT TO THE TERMS AND CONDITIONS OF DEBT AND LIEN SUBORDINATION AGREEMENTS DATED AS OF MARCH 20, 1998 (AS AMENDED) BY AND BETWEEN THE PAYEE AND FLEET CAPITAL CORPORATION.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                             AMENDED AND SUBSTITUTED
                            SENIOR SUBORDINATED NOTE

                               DUE MARCH 31, 2005

MAKERS                                   ATLANTIC PREMIUM BRANDS, LTD.
                                         PREFCO CORP.
                                         CARLTON FOODS CORP.
                                         RICHARDS CAJUN FOODS CORP.
                                         GROGAN'S FARM, INC.
                                         POTTER SAUSAGE CO.

PAYEE                                    BANC ONE CAPITAL PARTNERS, LLC

PRINCIPAL AMOUNT                         $5,850,000

AMORTIZATION COMMENCEMENT DATE           JUNE 30, 2003

STATED INTEREST RATE                     15% PER ANNUM

DEFAULT INTEREST RATE                    18% PER ANNUM

DATE OF NOTE                             APRIL 13, 2001

MADE AT                                  COLUMBUS, OHIO

MATURITY DATE                            MARCH 31, 2005

PAYMENT DATES                            INTEREST:    LAST DAY OF EACH MONTH
                                         PRINCIPAL:   MARCH 31, JUNE 30,
                                                      SEPTEMBER 30, DECEMBER 31

         This Amended and Substituted Senior Subordinated Note due March 31, 2005 ("Note"), together with the Senior Subordinated Note due March 31, 2005 in the principal amount of $650,000 payable to Sterling BOCP, LLC (the "Sterling Note"), represent all of the principal of the Senior Subordinated Note due March 31, 2005 ("Old Note") provided for in the Senior Subordinated Note and Warrant Purchase Agreement dated as of March 20, 1998 (as amended, restated, supplemented or otherwise modified from time to time, "Purchase Agreement") by and between Payee, as purchaser, and Makers, as seller.

         THIS NOTE AND THE STERLING NOTE, AS SUBSTITUTIONS OF THE OLD NOTE, ARE EACH ONE OF THE RELATED DOCUMENTS REFERRED TO IN THE PURCHASE AGREEMENT, AND CANNOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PROVIDED IN SECTION
11.14 OF THE PURCHASE AGREEMENT.

         FOR VALUE RECEIVED, THE MAKERS HEREBY PROMISE TO PAY TO THE ORDER OF THE PAYEE (OR ITS SUCCESSORS AND PERMITTED ASSIGNS) THE PRINCIPAL AMOUNT OF FIVE MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($5,850,000), TOGETHER WITH INTEREST, PREPAYMENT PREMIUMS AND ASSESSMENTS (EACH AS DEFINED HEREIN), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS NOTE.

         SECTION 1. DEFINITIONS AND MISCELLANEOUS PROVISIONS.

         The terms "Makers", "Payee", "Principal Amount", "Amortization Commencement Date", "Stated Interest Rate", "Default Interest Rate", "Date of Note", "Made At", "Maturity Date", and "Payment Dates", have the definitions set forth above. All other capitalized terms not otherwise defined in this Note shall have the definitions set forth in the Purchase Agreement, which definitions are, to the extent applicable, incorporated herein by reference. The provisions of Section 11 of the Purchase Agreement are applicable to this Note and are incorporated herein by reference.

         SECTION 2. MATURITY AND PAY OFF.

         The unpaid Principal Amount of this Note, together with all accrued but unpaid Interest and Assessments, shall be due and payable in full on the Maturity Date. Payment of the Principal Amount and all accrued but unpaid Interest and Assessments may be Accelerated upon the occurrence of an Event of Default as provided for in this Note.

         Upon request of the Makers, the Payee will furnish a letter setting forth the amount of the payment of Principal Amount, Interest and Assessments required to pay this Note in full as of a specified Pay Off Date.

         SECTION 3. INTEREST.

         Interest shall accrue on the unpaid Principal Amount from the date of this Note through and including the Pay Off Date at the applicable interest rate ("Interest").

         At all times that the Default Interest Rate is not in effect, the interest rate on this Note shall be a fixed rate per annum equal to the Stated Interest Rate. On and prior to June 30, 2003,


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
all accrued but unpaid interest at the Stated Interest Rate shall be paid as follows: (i) interest at the rate of 10% per annum shall be paid monthly in arrears on each Payment Date specified above; and (ii) interest at the rate of 5% per annum shall be compounded monthly and paid in full on June 30, 2003. After June 30, 2003, all accrued but unpaid interest at the Stated Interest Rate shall be paid monthly in arrears on each Payment Date specified above.

         Upon the occurrence of an Event of Default, the Payee may elect, in the sole exercise of its discretion, to impose the Default Interest Rate by giving written Notice of such election to Atlantic ("Default Rate Election"). In the event of a Default Rate Election, the interest rate on this Note shall be a fixed rate per annum equal to the Default Interest Rate. All accrued but unpaid Interest at the Default Interest Rate shall be paid monthly in arrears on each Payment Date specified above, unless otherwise specified by the Payee following a Default Rate Election. In the case of a Default Rate Election based upon a Payment Default, the Default Interest Rate shall be given retroactive effect back to the date of such Payment Default (or such later date specified in such Notice); provided, however, that if such Notice is given more than 30 days after such Payment Default, the Default Interest Rate shall take effect on the date of such Notice. Otherwise, the Default Interest Rate becomes effective as of the date of such Notice. In either case, the Default Interest Rate shall continue to be the interest rate on this Note until the date on which such Event of Default has been remedied or waived and no other Default or Event of Default is continuing unremedied or unwaived with respect to which a Default Rate Election has been given, provided that the Note has not been Accelerated.

         Notwithstanding any provision of this Note to the contrary: (i) in no event shall the interest rate on this Note be a rate per annum in excess of the maximum interest rate permissible under Applicable Law, and (ii) to the extent that Interest (or other amounts paid with respect to this Note that are deemed to be interest under Applicable Law) result in interest payments in excess of those permitted under Applicable Law, such excess payments shall be applied to the payment of the unpaid Principal Amount (without payment of any Prepayment Premium and without regard to any required minimum amount for partial prepayments) or, if the Principal Amount has been paid in full, shall be refunded to the Makers.

         Interest shall be calculated base upon: (i) the actual number of days elapsed over each Month, including any additional days elapsed because the scheduled Payment Date fell on a non-Business Day; (ii) Months consisting of 30 days each; (iii) Quarters consisting of three 30 day Months, and (iv) Monthly compounding of any Interest or Assessment accrued but unpaid as of each Payment Date.

         The Payee and the Makers acknowledge that (i) prior to January 17, 2001, the Stated Interest Rate on the Old Note was 10% per annum, (ii) on and after January 17, 2001, the Stated Interest Rate on the Old Note was 15% per annum, and (iii) the Stated Interest Rate on this Note at all times is 15% per annum, which commences on the Date of Note.

         SECTION 4. PRINCIPAL AMOUNT.

         The Principal Amount shall be paid in installments as set forth below, payable Quarterly on each Payment Date, commencing on the Amortization Commencement Date and continuing until the earlier of the Pay Off Date or the Maturity Date. In the event of any partial prepayment


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of Principal Amount, each such partial prepayment shall be applied to pay the scheduled installments of Principal Amount in inverse order of the Payment Dates on which such installments are due and payable.

            PAYMENT DATE                                   INSTALLMENT PAYMENT
            June 30, 2003                                        $731,250
         September 30, 2003                                      $731,250
          December 31, 2003                                      $731,250
           March 31, 2004                                        $731,250
            June 30, 2004                                        $731,250
         September 30, 2004                                      $731,250
          December 31, 2004                                      $731,250
           March 31, 2005                                        $731,250

         SECTION 5. PREPAYMENTS.

         The Makers may prepay the Principal Amount in whole at any time or in part from time to time; provided that (i) each partial prepayment of Principal Amount shall be in an amount equal to or greater than $500,000, and (ii) the Makers pay any Prepayment Premiums as provided for below.

         The Makers shall pay as a Prepayment Premium the percent shown below of the Principal Amount of such prepayment ("Prepayment Premium").

IF PREPAYMENT IS MADE
ON OR AFTER                    BUT BEFORE                   PREPAYMENT PREMIUM
Date of Note                   January 1, 2002              0%
January 1, 2002                January 1, 2003              1%
January 1, 2003                Maturity Date                None

         All prepayments of Principal Amount shall be accompanied by the payment of (i) all Interest accrued but unpaid through the date of prepayment with respect to the Principal Amount prepaid, and (ii) all unpaid Assessments.

         SECTION 6. LATE PAYMENTS.

         A payment of Principal Amount, Interest, Prepayment Premium or Assessment shall be deemed to be in default if such payment is not made in the manner provided for in this Note prior to 2:00 p.m., Columbus, Ohio, time on the fifth day after such payment is due. The Payee may, in the sole exercise of its discretion, by Notice to the Makers, assess a fee of $1,000 per Payment Date with respect to which there is a late payment to reimburse the Payee for the cost of processing such late payment. Such late fee shall be deemed to be an Assessment for purposes of this Note. The Payee may not assess a late fee with respect to any Payment Date after payment of this Note is Accelerated.

         SECTION 7. PAYMENTS.


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         Unless otherwise agreed by the Payee, all payments of Principal Amount and Interest due and payable shall be made by wire transfer of immediately available funds to the account of the Payee at or before 2:00 p.m., Columbus, Ohio, time on each Payment Date. Any wire transfer received by the Payee after 2:00 p.m., Columbus, Ohio, time shall be deemed to have been received by the Payee prior to such time on the next Business Day.

         Unless otherwise specified in writing by the Payee to the Makers, all such payments shall be wired as follows:

         Bank One Ohio, Columbus, OH
         ABA #0440-0003-7
         FAO STONEHENGE SERVICES, INC.
         Account #623883816

         In the event that any scheduled Payment Date falls on a non-Business Day, such Payment Date shall be deemed to be the next Business Day following such scheduled Payment Date, and such additional days shall be deemed to have elapsed for purposes of computing accrued Interest payable on such Payment Date.

         SECTION 8. EVENTS OF DEFAULT.

         (a) Enumeration of Defaults. Each of the following events shall be an "Event of Default" for the purposes of this Note. An Event of Default shall be deemed to continue until waived by Notice by the Payee to the Makers or remedied by action of the Makers.

         (b) Payment Default. The Makers default in the payment when due of any installment of Principal Amount, Interest, Prepayment Premium or Assessment, and such default is not remedied in the manner (including the payment of any Assessment) and within the grace period provided for in Section 6 of this Note ("Payment Default"). A Payment Default shall be deemed to have occurred notwithstanding the fact that the default in payment resulted from compliance with or enforcement of the Intercreditor Agreements subject to the terms thereof.

         (c) Covenant Default. The Makers fail to observe or perform any affirmative covenant, negative covenant, reporting requirement or any other agreement set forth in the Purchase Agreement or the Related Documents and such default is not remedied within 30 days after Notice of such default, regardless of whether Notice is given by the Payee or the Makers.

         (d) Warranty Default. An representation or warranty given by the Makers in the Purchase Agreement or the Related Documents proves to have been untrue, incomplete or misleading in any material respect when made or when deemed to have been made and such breach is not remedied (if it is capable of being remedied) within 30 days after Notice of such default by the Payee or the Maker.

         (e) Financial Test Default. As of any applicable date of determination, the Makers fail to satisfy any of the Financial Tests.

         (f) Acceleration Default. The holder of the Senior Indebtedness accelerates the payment of such Indebtedness for any reason, or the Maker defaults in the payment of any other


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Indebtedness with an unpaid principal amount in excess of $250,000, and such default remains unremedied beyond the applicable grace period therefor, unless waived by the obligee thereof.

         (g) Subordination Default. Any document with respect to the Senior Indebtedness is amended or modified in violation of the Intercreditor Agreement, or any amounts previously paid with respect to this Note must be repaid or held in trust by the Payee due to compliance with or enforcement of the Intercreditor Agreement.

         (h) Insolvency Default. Any Maker: (i) discontinues the conduct of its business; (ii) applies for or consents to the imposition of any Insolvency Relief; (iii) voluntarily commences or consents to the commencement of an Insolvency Proceeding; (iv) files an answer admitting the material allegations of any involuntary commencement of an Insolvency Proceeding; (v) makes a general assignment for the benefit of its creditors; (vi) is unable or admits in writing its inability to pay its debts as they become due; or (vii) any Insolvency Order is entered against such Maker and such Insolvency Order is not dismissed within 60 days of its entry ("Insolvency Default").

         (i) Fraudulent Conveyance Default. The Maker: (i) conceals, removes or permits to be concealed or removed all or any part of its property with the intent to hinder, delay or defraud any of its creditors; (ii) makes or permits any conveyance of its material properties that would be deemed fraudulent to creditors under any Insolvency Law or other Applicable Law; or
(iii) has, while it is insolvent, caused or permitted any of its creditors to obtain a Lien on any of its property by legal proceedings or otherwise which is not vacated within 30 days.

         (j) Judgments. A final, nonappealable judgment or judgments is or are entered against the Maker in the aggregate amount of $100,000 or more on a claim or claims not covered by insurance and such judgment or judgments shall remain unsatisfied for a period of 60 days.

         SECTION 9. REMEDIES AND ACCELERATION.

         (a) Remedies. Upon the occurrence of an Event of Default, the Payee shall have (i) all rights and remedies granted to it under this Note, the Purchase Agreement and the Related Documents, and (ii) all rights of a creditor under Applicable Law (including the UCC). All such rights and remedies and the exercise thereof shall be cumulative. No exercise of any such rights and remedies shall be deemed to be exclusive or constitute an election of remedies.

         (b) Acceleration of Payment. Upon the occurrence of an Insolvency Default, payment of this Note shall be Accelerated automatically and without Notice. Upon the occurrence and during the continuation of any other Event of Default, the Payee may, in the sole exercise of its discretion, elect to cause payment of this Note to be Accelerated by giving Notice of such election to the Makers. Once payment of this Note has been Accelerated, such Acceleration may be revoked only by the Payee, in the sole exercise of its discretion, by giving Notice of revocation to the Makers.

         (c) Waiver of Default. No Default or Event of Default may be waived or shall be deemed to have been waived except by an express Notice by the Payee to the Makers, and any such waiver shall be applicable only to the specific Defaults or Events of Default expressly identified in such Notice and shall not be deemed to apply to any other or subsequent Default or Event of Default. The Payee may grant or withhold any such waiver in the sole exercise of its


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discretion, and may condition such waiver upon the payment by the Maker of a premium, the grant of additional security interests or the acceptance of other terms and conditions under this Note or the Purchase Agreement. No course of dealing by the Payee, or the failure, forbearance or delay by the Payee in exercising any of its rights or remedies under this Note, the Purchase Agreement or any Related Document shall operate as a waiver of any Default or Event of Default or of any right of the Payee under this Note.

         SECTION 10. WAIVERS BY MAKER.

         To the full extent permitted by Applicable Law, Makers waive with respect to this Note: presentment; protest and demand; notice of protest, demand and dishonor; and diligence in collection. Makers agree that the Payee may release all or any part of the collateral securing the payment of this Note; any guarantor or surety with respect to this Note; or any other Maker from its obligation with respect to this Note, all without Notice to Makers and without affecting in any way the obligation of Makers under this Note.

         SECTION 11. SECURITY FOR PAYMENT.

         Payment of this Note is secured under the terms and subject to the conditions of certain of the Related Documents. Nothing in this Note shall be deemed to preclude the Payee from obtaining other or additional security for the payment of this Note, to require the Payee to elect remedies or proceed against any collateral or guarantee before Accelerating payment of this Note or to take any legal or other action to collect payment of this Note.

         SECTION 12. INTERCREDITOR AGREEMENT.

         The Payee and the Senior Lender are parties to an Intercreditor Agreement dated as of March 20, 1998, pursuant to which certain of the Payee's rights under this Note and the Related Documents are subordinated to the Senior Lender. Nothing in this Note, the Purchase Agreement or such Intercreditor Agreement shall grant to Maker any rights as a beneficiary under such Intercreditor Agreement nor any right to enforce against the Payee any provision of such Intercreditor Agreement.

         SECTION 13. COLLECTION AND ASSESSMENT FOR COSTS.

         The Makers shall reimburse the Payee for all reasonable costs and expenses (including legal fees and disbursements) incurred by the Payee in connection with the collection or attempted collection of the payment of this Note through legal proceedings or otherwise after the occurrence of an Event of Default. All such amounts shall be deemed to be Assessments for purposes of this Note.

         SECTION 14. AMENDMENT.

         This Note may not be amended, restated, supplemented or otherwise modified except by an express written agreement executed and delivered by the Makers and the Payee. The Makers and the Payee acknowledge that the holder of the Sterling Note has the right, in its sole discretion, to have any changes made to this Note made to the Sterling Note. Compliance with


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
the covenants and other provisions of this Note may not be waived except by an express written waiver signed and delivered by the Party against whom enforcement is sought.

         SECTION 15. GOVERNING LAW.

         This Note and the rights and obligations of the Payee and Makers under this Note shall be governed by and construed under the laws of the State of Ohio, without regard to conflicts of laws principles.

         SECTION 16. WAIVER OF JURY TRIAL.

         The Payee and the Maker, after consulting or having had the opportunity to consult with legal counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any Litigation. Neither the Payee nor the Makers shall seek to consolidate, by counterclaim or otherwise, any Litigation in which a jury trial has been waived with any other Litigation in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Payee or the Makers except by written instrument executed by Party against whom enforcement is sought.

         SECTION 17. CONSENT TO JURISDICTION, VENUE AND SERVICE OF PROCESS.

         The Payee and the Makers, each after having consulted or having had the opportunity to consult with legal counsel, hereby knowingly, voluntarily and intentionally, and irrevocably: (i) consent to the jurisdiction of the Common Pleas Court of Franklin County, Ohio and the United States District Court for the Southern District of Ohio, Eastern Division with respect to any Litigation;
(ii) waive any objections to the venue of any Litigation in either such court;
(iii) agree not to commence any Litigation except in one or the other of such courts and agree not to contest the removal of any Litigation commenced in any other court to one or the other of such courts; (iv) agree not to seek to remove, by consolidation or otherwise, any Litigation commenced in either of such courts to any other court; and (v) waives personal service of process in connection with any Litigation and consents to service of process by registered or certified mail, postage prepaid, addressed as provided in the Purchase Agreement. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Payee or the Maker except by written instrument executed by all of them.


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
         IN WITNESS WHEREOF, this Note has been executed and delivered by and on behalf of the Makers, effective as of the Date of Note set forth above.

MAKERS:

ATLANTIC PREMIUM BRANDS, LTD.


BY:    /s/ MERRICK M. ELFMAN
    --------------------------------
NAME:  MERRICK M. ELFMAN
ITS:  CHAIRMAN


PREFCO CORP.


BY:    /s/ MERRICK M. ELFMAN
    --------------------------------
NAME:  MERRICK M. ELFMAN
ITS:  CHAIRMAN


CARLTON FOODS CORP.


BY:    /s/ MERRICK M. ELFMAN
    --------------------------------
NAME:  MERRICK M. ELFMAN
ITS:  CHAIRMAN


RICHARDS CAJUN FOODS CORP.


BY:    /s/ MERRICK M. ELFMAN
    --------------------------------
NAME:  MERRICK M. ELFMAN
ITS:  CHAIRMAN


GROGAN'S FARM, INC.


BY:    /s/ MERRICK M. ELFMAN
    --------------------------------
NAME:  MERRICK M. ELFMAN
ITS:  CHAIRMAN

POTTER SAUSAGE CO.


BY:    /s/ MERRICK M. ELFMAN
    --------------------------------
NAME:  MERRICK M. ELFMAN
ITS:  CHAIRMAN